                                                                     EXHIBIT 5.1


                                 August 1, 2001


(949) 451-3800                                                     C 26384-00012


Exult, Inc.
4 Park Plaza, Suite 1000
Irvine, California  92614

         Re: Exult, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Exult, Inc., a Delaware corporation (the "Company"), in connnection with the registration under the Securities Act of 1933 (the "1933 Act"), of the sale in an underwritten public offering of 13,800,000 shares of the common stock, $0.0001 par value per share, of the Company (the "Shares"). We have previously delivered an opinion to you in connection with the Registration Statement on Form S-3, Registration No. 333-64116, as amended to date (the "Registration Statement"), for the sale of 11,500,000 shares of common stock of the Company, such Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

         This opinion is delivered to you in connection with the additional Registration Statement on Form S-3, filed with the Commission on even date herewith (the "Additional Registration Statement") under Rule 462(b) promulgated under the 1933 Act, for the sale of 2,300,000 additional shares of Company common stock.

         We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares will, when sold as described in the Registration Statement and the Additional Registration Statement, be validly issued, fully paid and nonassessable.

         We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the General Corporation Law of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we consider necessary to render the foregoing opinion. This opinion is limited to the effect of the present state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in such facts.

         We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and the Additional Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission.


                                                Very truly yours,

                                                /s/ GIBSON, DUNN & CRUTCHER LLP

                                                    GIBSON, DUNN & CRUTCHER LLP